Exhibit 99.2

Final Transcript

CCBN StreetEvents Conference Call Transcript

FLS - Q1 2004 Flowserve Corporation Earnings Conference Call

Event Date/Time: May. 27. 2004 / 11:00AM ET
Event Duration:  52 min

CCBN StreetEvents	streetevents@ccbn.com	617.603.7900	www.streetevents.com

© 2004 CCBN.com, Inc. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of CCBN.com, Inc.

FLS - Q1 2004 Flowserve Corporation Earnings Conference Call

CORPORATE PARTICIPANTS

 Michael Connolly
 Flowserve Corporation - Director of Investor Relations

 Scott Greer
 Flowserve Corporation - Chairman, President and CEO

 Renee Hornbaker
 Flowserve Corporation - Vice President and CFO

CONFERENCE CALL PARTICIPANTS

 Andrea Wirth
 Robert W. Baird - Analyst

 Ian Fleischer
 Friedman, Billings and Ramsey - Analyst

 Jerome Land
 Mill Brook Capital - Analyst

 Jamie Cook
 Credit Suisse First Boston - Analyst

 John Luke
 RS Management - Analyst

 Stewart Blickman
 Standard and Poors Equity and Research - Analyst

 Charlie Brady
 Hibernia Southwest Capital - Analyst

 Scott Graham
 Bear Stearns - Analyst

 Wendy Caplan
 Wachovia Securities - Analyst

PRESENTATION

Operator

 Good morning, ladies and gentlemen. Welcome to the Flowserve First Quarter Conference Call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs any assistance at any time during today’s conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Thursday, May 27th, 2004. I would now like to turn the conference over to Mr. Michael Connolly. Please go ahead, sir.

 Michael Connolly - Flowserve Corporation - Director of Investor Relations

 Thank you, Jeff. Good morning to everyone and welcome to the Flowserve First Quarter Conference Call. I’m Mike Connolly, Director of Investor Relations for Flowserve and we thank you for being with us today. Before we get started this morning, let me remind you that a replay of this call will be available today beginning at 1:00 p.m. Eastern Time through 11:00 p.m. Eastern Time on Sunday, June 27th. The access number is 800-405-2236. Outside the U.S., it’s 303-590-3000. The pass code is 581034 pound for either number. The you can also access a replay of this call through our website at www.flowserve.com. I’ll repeat this information at the end of today’s call.

Joining me today are Scott Greer, Chairman, President and CEO of Flowserve and Renee Hornbaker, Vice President and CFO. Scott will have some opening comments and perspectives. Next, Renee will provide additional commentary and then Scott will have some final thoughts. After that, we’ll move into the Q&A.

Regarding forward-looking statements, I’ll refer to you this morning’s news release for Flowserve’s remarks on the topic. The Safe Harbor Statement in that release also applies to all statements made during this conference call. The information this this conference call, including the initials statements by Scott and Renee plus to answers to questions related in any way to any projections or other forward-looking statements are subject to the previous Safe Harbor Statement.

With that, I’ll turn it over to Scott.

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Thanks, Mike. Good morning, everyone.

As you know, this morning we announced net income of 19 cents per share for the first quarter of 2004. More importantly, for the future, we announced improved bookings, up 9% fore quarter and this trend continues through the month of April as we saw a 25% year over year increase in bookings. The impact of these bookings benefits the second half of the year. The U.S. and Asia, in particular China, showed good bookings growth in the first quarter while Europe excluding currency was down.

That said, the major incremental bookings were in project, though we are seeing some pickup in the North America MRO business too. If this trend continues, it would have a positive impact on our bottom line because of the higher margin for MRO.

We have continued to generate good cash from operations. In the first quarter, we generated 7.2 million of cash flow from operations and repaid 8 million of debt. As a result, our net debt to capital ratio improved to 51.8 from 52.1 at the end of 2003.

As you know, we have been implementing our end user strategy across all our divisions. This strategy is designed to focus directly on our end user customer and increase our share of after market business with them. We have also announced a number of metrics by which to measure our progress as we implement this strategy. I am pleased to say that in the first quarter of 2004, these metrics continue to reflect good progress.

In the first quarter of 2004, our pump division had its best end user bookings quarter in North America since our acquisition of IDP in August of 2000. Sequentially increasing by 14.6 million, it’s share of end users spend that region. This increase in total North American end user bookings is evidence of our strategy paying off.

Our distribution organization is re-engaging with our customer and we are becoming more responsive.

Our seal business in the first quarter established 14 new customer alliances, which includes fixed fee and preferred provider agreements. Importantly, four of those alliances are outside of North America, which reflects the global focus of our seal business strategy.

In our valve business, in the first quarter, the total dollar value of sales related to our portfolio selling initiative was 3 million, up from 1.2 million in the fourth quarter of 2003. While the absolute dollar numbers might not be significant yet, they are important in that they clearly illustrate this strategy is continuing to gain traction.

Now, I’ll make a few comments about our end market. Production-related petroleum activity remains good, particularly in Asia, West Africa and the CIS. In the U.S. and and Canada over the next couple of years, many of the downstream projects will continue to be driven by clean fuel requirements.

Our outlook for L&G continues positive. We are seeing improvements in chemical and general industrial bookings. MRO business is also better, which is very encouraging.

In the power industry, we are benefiting from projects that extend the life of nuclear plants. Likewise, we are participating in some coal fire projects in the U.S.

Now, I’ll turn it over to Renee.

 Renee Hornbaker  - Flowserve Corporation - Vice President and CFO

 Thanks, Scott. Good morning, everyone.

My comments this morning will compare first quarter 2004 results with last year’s first quarter. As you will note, in general, our results indicate that overall business conditions are improving.

Scott mentioned earlier Q1 was a good quarter in terms of bookings. Consolidated bookings increased 9% to 662.8 million. Looking at the individual segments in Q1, pump bookings were up 4% led by stronger North American bookings. Flow control bookings were up 17%, which is the highest booking level for SPD since our acquisition of IFC in May of 2002. And Flow Solutions bookings were up 10%.

Each of our businesses saw year over year increases in their North American bookings. These increases suggest that conditions in this market are continuing to improve. Q1 consolidated sales were up 8% compared with last year’s quarter. The lion’s share of the strong bookings we saw in the first quarter are orders for longer lead time products, typically with deliveries the few quarters hence. So they generally aren’t reflected in the current year quarter sales numbers.

We also have continued to build backlog in all of our segments. Our first quarter backlog increased 11% to 873 million versus the prior year quarter.

The strength of certain foreign currencies, most notably the Euro, continues to have a positive impact on bookings, backlog and sales on the order of about 7%. Nonetheless, it is important and encouraging to note that excluding currency, bookings, backlogs and sales are still higher year over year.

Q1 gross profit was $178.1 million, up 6% from last year. While gross margin percentage declined 80 basis points to 29.1%. The decline in margin was primarily due to mix, which as we’ve already said, is more skewed to project, which generally have lower margins. In fact, originally equipment sales were up about 11% year over year.

Operating income for Q1 increased 11% to $36.3 million compared with last year’s Q1. Compared with last year’s operating income before special items, operating income was down about

9%. This decline is primarily due to a higher proportion of projects in the mix and to higher SG&A due to currency translation of about 6% and as a result of about 2.4 million in higher professional fees, generally related to restatement in legal matters. These expenses are expected to be about 3 million higher in Q2 ‘04 than in Q2 ‘03, but then we expect these to reduce somewhat as we move through 2004.

Q1 operating margin was 5.9%, compared with last year’s 5.9%, or 7.1% before special items. During the quarter, we also incurred about 1.2 million in redundancy costs as we continue to streamline the business. In addition, incentives increased about 1.6 million from the prior year due to improved Q1 performance against plan.

There was a 1.4 million swing to the good in Q1 in other income category as other income was 600,000 this year compared with expense of about 800,000 last year. The reason for this positive swing was generally due to the sale of a license.

Q1 cash payments associated with the IFC integration and restructuring were about 1.3 million, primarily severance payments, mainly in Europe.

Looking at our debt structure at the end of Q1, our effective average interest rate was about 7.7%. As I’ve said before, this rate will likely continue to gradually move higher as rates inch upward and because as we repay debt it, is a lower cost term debt that gets paid down first. We are continuing to evaluate opportunities to improve our capital structure, including terming out some of this debt, which could impact rates as well. At the end of Q1, 53% of our debt was floating, after giving effect to the 175 million in interest rate flux. Under our revolving credit facility at the end of Q 1rx we had about 46 million supporting letters of credit and nothing drawn leaving 254 million available.

In Q 1 the effective tax rate was 37.4% compared with 34 1/2% last year. This increase in tax rate results from the differences in profitability between our domestic and foreign operations and projected utilization of tax credit. Most of our interest expense is U.S.-based, which reduces U.S. taxable income. We are planning to utilize a higher proportion of foreign tax credit carry forwards in 2004. As the benefit of these credits was largely used in prior year’s rates, we generally do not get a rate benefit in 2004, although we expect to get a cash benefit related thereto.

Cash flow from operations was 7.2 million in Q1. DSO improved five days to 73 at the end of Q1 from 78 days a year ago as we continue to successfully focus on collections, reducing past due receivables. Inventory turns improved to 3.9 times at the end of Q1 from 3.7 times in last year’s quarter.

Working capital used 9.1 million of cash in Q1 compared with the use of 21.1 million in the year ago quarter. However, taxes with a 4.2 million use of cash in Q1 2004 compared with a benefit of 8.3 million in 2003, in part due to the higher earnings in 2004. This difference is also due to a tax loss benefit on a divest tour in the quarter.

Cap Ex was 6.9 million in Q 1, up slightly from the 5.5 million in Q1 last year. For full year 2004, we continue to estimate Cap Ex will be around 35 million. Up versus last year, but still fairly modest. Also in the quarter, we had outflows of 5.1 million for acquisitions net of divestures.

Q1 D&A was 18.8 million, up from 18 million last year. Of this amount, of which is 15.5 million for depreciation. For full year 2004, we continue to estimate depreciation and amortization will be in the area of 75 million.

Now I’ll turn it back to Scott.

 Scott Greer  - Flowserve Corporation - Chairman, President and CEO

 Thanks, Renee.

Well, as you can tell, we are optimistic about our markets, especially so given the improved bookings picture thus far in 2004. This in turn has bolstered our backlog, which already has increased and is expected to have better margins this year than last year. This, however, together — this together with expected improvements in operational performance should help us improve our operating results in future periods. Our customers seem to be increasing their spending, as we are seeing signs of improved industrial and chemical activity. Plus Asia continues to be a good source of demand for our products and services, and the recovering U.S. economy is steadily gaining steam.

We continue to focus on cash flow generation, working capital efficiency and operational excellence. Top priorities are to further reduce debt and to build our existing successes in expanding our end user strategy to all of our business segments.

In all, we are upbeat about our business and see realistic opportunities for 2004 results being better than 2003. For the second quarter of 2004, we expect earnings per share to be in the range of 27-32 cents. This includes higher professional fees and the higher tax rate compared with last year. For the full year 2004, we currently forecast earnings per share in the range of $1.25 to $1.40, and if the current robust trend continues in bookings, we plan to revise upward or full year forecast accordingly.

Now I’ll hand it back to Mike, to begin the questions and answers.

 Michael Connolly - Flowserve Corporation - Director of Investor Relations

 Okay, Scott, thank you.

Before we start Q&A today, let me remind you that although business conditions are subject to change, in accordance to with Flowserve’s policy, the current earnings guide is as effective as the date given, and will not be updated until the company publicly announces updated guidance. This guidance is also subject to our Safe Harbor statement previously noted. And now let’s go to Q&A. I’ll ask, during the first round of questions, that callers limit themselves to one question with one follow-up. Jeff, if you could set us up?

QUESTION AND ANSWER

Operator

 Thank you, sir. [Caller Instructions] Our first question comes from Scott Graham of Bear Stearns. Please go ahead.

 Scott Graham - Bear Stearns - Analyst

 Good morning, Scott, Renee, Mike.

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Good morning.

 Scott Graham - Bear Stearns - Analyst

 I do have one question and one follow-up. Could you elaborate a little bit on the core sales decline in pumps, ex out the FX there, what happened in that business?

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 If you mean in bookings, if you take out the — If I take out the sales — I mean, you say in your — in your press release that ex-currency, sales were down slightly. Right. Well, part of it is when they enter the quarter their shippable backlog for that first quarter, was not there. So it was really a question of timing. Their backlogs did not [INAUDIBLE] up in the quarters, it’s a question of timing. Much of it is trending in the third and fourth quarter, some of it in the second quarter. And they’ve continued to gain steam. Actually, if you look at from a booking standpoint, also ex-currency, I think it may have been slightly down in the first quarter, however, the big jump in April, as we entered the second quarter is actually attributable in large part to pumps. So some of it I think just swung from quarter to quarter.

 Scott Graham - Bear Stearns - Analyst

 Okay. And secondly, more housekeeping, what would we expect the full year tax rate to be?

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Renee, you want to answer that? Right. At this point, the rate that we’ve used for the quarter is th rate that we’re projecting for the full year. Now that can change based on the mix of earnings as we move through the year and any changes to our tax planning strategies. But at this point in time, the 37.4 would be our expected rate for the year.

 Scott Graham - Bear Stearns - Analyst

 Good. According to Mike’s instructions, I’ll get back in the queue. Thanks.

 Michael Connolly - Flowserve Corporation - Director of Investor Relations

 Thank you, Scott. Okay.

Operator

 Thank you, our next question comes from Wendy Caplan with Wachovia Securities.

 Wendy Caplan - Wachovia Securities - Analyst

 Morning.

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Hi Wendy.

 Wendy Caplan - Wachovia Securities - Analyst

 Hi. Can you comment on the OEM versus after market mix, both in terms of the um, the OEM versus after market mix in revenue as well as in the backlog. My follow-up is margin in the backlog versus the consolidated margin that you posted in the quarter?

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Well okay. From a standpoint of sales, a lot of the OE I think was up about 11% from prior, so the mix was skewed more than normal to OE and a lot of that was simply shipping from the backlog that we had. If I look at the backlog, the new backlog, it seems to be as a better balanced, and I have to look — pull the number, but if I remember correctly, it would be a better OE to after market new bookings than we would have had in the bookings coming into the year.

 Renee Hornbaker - Flowserve Corporation - Vice President and CFO

 Wendy, if you look at the sales percentage of OE was about 58 1/2% in the first quarter of this year versus 57.2% last year. So it’s up as a percentage.

 Wendy Caplan - Wachovia Securities - Analyst

 And the margin that you recorded this quarter versus the margin in backlog?

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 I would say— you know, we don’t have it— I don’t have a detailed number, but I would say that the backlog margins are better than what we were shipping in the first quarter on OE business. Because it includes of some of our proprietary, it includes, in all — across all of our product line. Also, in these booking numbers we have been much more cautious on projects that we pass. We are not taking some low margin business and actually our bookings are reflecting that. Even though they were up, we walked away from some.

 Wendy Caplan - Wachovia Securities - Analyst

 Okay. Just to clarify your first comment that it was, that the sales in the quarter were skewed, was that 60/40, 70/30, what kind of level of magnitude was that?

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 That was the number that Renee gave. I think it was 58 OE, 42%.

 Wendy Caplan - Wachovia Securities - Analyst

 Okay. Great. Thank you very much.

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 You’re welcome.

Operator

 Next question comes from Andrea Wirth from Robert W Baird. Please go ahead with your question.

 Andrea Wirth - Robert W. Baird - Analyst

 Good morning.

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Good morning.

 Andrea Wirth - Robert W. Baird - Analyst

 Hi. I’m— on the pump side, could you give guidance on the margins, you kind of started underwater in the first quarter compared to prior year. Can you give us an idea of what the ramp is going to look like? Given your guidance it looks like it should be a pretty steep ramp. Is part of that due to the elimination of more money losing projects or just kind of give us an idea on the pump side?

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Yeah, if you look at, first of all, the way some of the new — newer bookings that have come in the last couple of quarters, in fact, in Wendy’s question we were talking about the margins of backlog, the improvement really started in the fourth quarter, then continue to be in the first quarter. That shifts at the latter part of the year, so in our guidance, there is a ramp-up and it starts, would be in third and fourth quarter for the pump divisions. Actually if you’re talking sequentially, you’re going to see in the second quarter we are forecasting improved margins in the pump division.

 Renee Hornbaker - Flowserve Corporation - Vice President and CFO

 I would also point out that in the first quarter in terms of bookings, pump’s percentage of bookings after market was up from the first quarter of 2003 and so that bodes well. Some of those are nuclear after market bookings which don’t necessarily turn in the same quarter and those are very profitable as well.

 Andrea Wirth - Robert W. Baird - Analyst

 Okay. Okay. And then I just— just as my follow-up, you had said April orders up 25%, what was the FX benefit just in April and can you also kind of give us idea what the progression was from January to February to March to April, maybe give us an idea on May.

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 We would guess that probably only 4-5% would be the FX. So it was a real strong month.

 Andrea Wirth - Robert W. Baird - Analyst

 Mm-hmm. Can you give us an idea about the progression month to month, you know, in April—

 Renee Hornbaker - Flowserve Corporation - Vice President and CFO

 Speaking of FX?

 Andrea Wirth - Robert W. Baird - Analyst

 No, in terms of orders overall, you know, did we see a significant bump-up from, you know, February to March, March to April? Has this been a continuous or was one month slower than the others?

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Well, January was much slower and it picked up, started in February. March was pretty good and then April’s actually gotten better.

 Andrea Wirth - Robert W. Baird - Analyst

 Okay. Can you give us an idea on May?

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Not yet.

 Andrea Wirth - Robert W. Baird - Analyst

 Okay.

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Not— I’ll tell you why, because often times you may have something that you’re expecting to book. It could be something you’ve been working and it can slip easily from one month to the next, so we best not.

 Andrea Wirth - Robert W. Baird - Analyst

 Fair enough. Thanks.

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 You’re welcome.

Operator

 Thank you. Next question comes from Ian Fleischer with Friedman, Billings and Ramsey. Please go ahead.

 Ian Fleischer - Friedman, Billings and Ramsey - Analyst

 Good morning.

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Good morning, Ian.

 Ian Fleischer - Friedman, Billings and Ramsey - Analyst

 Good morning. Just to touch on longer-term margins, do you still feel it’s possible to get your consolidated operating margins to the 15% area? And what kind of progression, do you think that’s more back-end loaded, if you could comment on that.

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Well, I think it’s going to be over the next few years you’ll see steady margin improvement with our business. Some of that is internally driven. I know, you know, I look and there are a few just pockets of our business that continue to underperform the rest and those are where we’re really focusing on just correcting their execution. That actually helps support the top line because they haven’t been executing well and on time. They have had cost overruns. So, you know, with this current trend where we’re seeing improved bookings, in all sectors, this is the first time in some of these sectors for a long time we’ve seen any kind of improvement, particularly general, industrial and chemical, that’s going to help make our job even that much easier. So I would say the progression, you’re going see margins higher in the second half of this year as the backlog that we’ve been booking over the last couple of quarters starts to shift. I think it’s going continue right into ‘05.

 Ian Fleischer - Friedman, Billings and Ramsey - Analyst

 Okay, and just switching gears a little bit, if you could touch on the kind of growth, you think you can achieve in the chemical end market over the next, say, 18 months and how that would be spread across your different divisions.

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Well, it would probably be spread evenly across the divisions. Well, no, actually I would think that you would probably see quicker growth in pump and valve, simply because the nature of our seal business, they have not suffered as much with the reduction in spending in the chemical business. That’s due to their alliances and their fixed fees. They have such a high percent of maintenance spend, they’ll benefit some as some of the chemical plants take parts of their plants out of mothballs, they will be spending some, but I would expect pumps and valves to have a quicker or higher impact and they have been more hurtful over the past year.

 Renee Hornbaker - Flowserve Corporation - Vice President and CFO

 That said, though, the proportion of business to the chemical market is much higher in our valve business than it is in pumps. So it will show up probably more dramatically in the bottom line in valves.

 Ian Fleischer - Friedman, Billings and Ramsey - Analyst

 Okay. Thank you.

Operator

 Thank you. Our next question comes from Jerome Land with Mill Brook Capital. Please go ahead.

 Jerome Land - Mill Brook Capital - Analyst

 Hi. First of all, we haven’t heard anything this quarter about material costs, which was a big topic last quarter. What’s the status right now of your pricing on nickel and steel and how is it going passing that along, if you are?

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 I mean there continue to be some pricing pressures. I’ll tell you nickel had actually, during the last, I guess about the last eight weeks has actually been coming down somewhat. It had really spiked. We have instituted some surcharges where, applicable on material costs, but we’ve been able to push back on some of our suppliers. We continue to reduce the number of suppliers. So we have been— it is not— it is not a big impact on our bottom line thus far. We actually think net will be able to prevent net material increases this year.

 Jerome Land - Mill Brook Capital - Analyst

 Okay. So you continue to—

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 There is some, yeah, there is some. And some of it we’ve had to respond by moving some things off shore some more as far as purchases are.

 Jerome Land - Mill Brook Capital - Analyst

 Okay, and can you tell me the total amount of incentive accruals in the quarter?

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Renee, do have you that number?

 Renee Hornbaker - Flowserve Corporation - Vice President and CFO

 I do . It was about 5.4 million.

 Jerome Land - Mill Brook Capital - Analyst

 And in what division or where was that?

 Renee Hornbaker - Flowserve Corporation - Vice President and CFO

 That was all, in all of our divisions as well as our corporate expenses had some incentive accrual during the quarter. The increase year over year most significantly impacted our flow control business.

 Jerome Land - Mill Brook Capital - Analyst

 Okay, and forgive me if I’m missing something here, but I’m not exactly clear on what the driver is for increasing incentive accruals when you had kind of an anemic sort of flat sales and margins are down. You know, who is getting a bigger bonus this year?

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Well, first of all, we have a full year plan and that is how we look at our bonus. So we look at where our forecast for our plan we expect for the full year, we will be up in all divisions from prior year against planned and therefore we have to accrue some percentage of that as it rolls out. We can’t, we can’t leave it all for the fourth quarter.

 Jerome Land - Mill Brook Capital - Analyst

 All right. Thanks very much.

 Renee Hornbaker - Flowserve Corporation - Vice President and CFO

 But I would just point out that if you recall in 2003 when we didn’t hit our full-year plan for the year, all that was reversed out. So as we go along and we don’t find that we’re meeting plan, those will be reversed out.

 Jerome Land - Mill Brook Capital - Analyst

 Got it. Thanks.

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Plan drivers are both the income and cash flow for the year.

Operator

 Thank you. Our next question comes from Jamie Cook with CSFB. Please go ahead.

 Jamie Cook - Credit Suisse First Boston - Analyst

 Hi, good morning, guys.

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Good morning, Jamie.

 Jamie Cook - Credit Suisse First Boston - Analyst

 My first question, can you talk a little bit about what you’re seeing on the desulfurization of fuels, whether you’re seeing any push backs in that area? My second question, I’m just trying to get a feel for what your assumptions are for the high and low end of guidance that you gave?

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 All right. From the desulfurization, our refinery spending to [downstream] petroleum is up, but it would be single digits and it’s a little lower than one might expect simply because if you’re looking right now, the refineries are still running flat out. I mean they haven’t seen these kind of crack spreads in a long time. So they are low to bring anything down, but the business sup. We expect that will continue. There will be a push to get it done, but right now, they are generating as much income as they can and refining as much crude as they can. The assumption from the high to the low, assumptions to the high is that some of the things we believe we can execute internally, that business remains reasonable and that our execution internally is working. So it really is — the high end is based on some of the things that projects we have in-house.

 Jamie Cook - Credit Suisse First Boston - Analyst

 And—

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 There is no— to answer what you probably driving at, there’s no real assumption on a tremendous favorable mix. If it’s a mix and these bookings continue at this rate, then we would move on beyond the high range and we would have to rechange our whole guidance.

 Renee Hornbaker - Flowserve Corporation - Vice President and CFO

 But I, I think it’s fair to say, Jamie that, a lot of it’s driven off of just where sales end up for the quarter and some of that’s dependent on shipments in the — in May and June and the timing of getting the shipments out, et cetera. So it’s really related to shipments and then the bookings of the quick turn around in, at this point, mostly in June.

 Jamie Cook - Credit Suisse First Boston - Analyst

 Okay. Thank you very much.

Operator

 Thank you. Next question comes from John Luke with RS Management. Please go ahead.

 John Luke - RS Management - Analyst

 Hi. I actually just had two questions. I wanted to follow up on that, the incentive question. I had sort of similar feelings. Is it the case that the incentive comp was up in the quarter because your first quarter performance was ahead of plan or because your full year expectations for performance are ahead of plan?

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 It has to be both. We planned, we had a weak first quarter plan looking at where our backlog was and we also have an expectation for the full year. Our expectation for the full year was that we would be off and that there would be no pay out, we wouldn’t be accruing in the first quarter even if on the plan. So we— they both work

 John Luke - RS Management - Analyst

 But in terms of earnings performance that seems sort of in line with your guidance at the end of the year, correct?

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Right. You mean first quarter, yes.

 John Luke - RS Management - Analyst

 Yes. So was your guidance, then, that you gave above the internal plans that you have set?

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 No, no, no. There— guidance would be below our internal plan.

 John Luke - RS Management - Analyst

 Okay. Okay . And then, in terms of, you know, last year there were $23-24 million, I believe, of integration and restructuring expenses that were incurred. Can you talk a little bit about where we’re seeing those benefits in the operating numbers this year?

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 When we took them out in last year, so you’re looking at year on year comparisons.

 John Luke - RS Management - Analyst

 Right.

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Follow me? And where you’re not seeing the full amount of the 20-some million of the savings, is that if you look at when we started into integration, the [Bell] business, the business is still down significantly where it was. And so the reduction in top line has caused some of that to disappear in the first quarter. As the bookings appear and it was up significantly in their bookings, they be— then you start seeing it drop through then.

 John Luke - RS Management - Analyst

 Okay. Okay. Thank you.

Operator

 Our next question is a follow-up question from Scott Graham. Please go ahead.

 Scott Graham - Bear Stearns - Analyst

 Yeah, just, again, some more housekeeping stuff around the free cash flow. Do you expect to source cash out of, or I should say I’m sure you do, but I mean can you give us an order of magnitude on how cash will be sourced out of working capital for the balance of the year, Renee.

 Renee Hornbaker - Flowserve Corporation - Vice President and CFO

 Sure. I think it’s going to come from inventory significantly and we still expect to get some improvement out of accounts receivable as well during the year, but I would say this year we’re more reliant on inventory improvements. We’ve made a loot of good progress in accounts receivable. There is still more we can make, but we’re counting on more improvements from inventories this year and we believe that our programs that we have in place are gaining some traction.

 Scott Graham - Bear Stearns - Analyst

 Would it be fair to say that that improvement could be along the lines of [5%] in the turnover in DSO ratios?

 Renee Hornbaker - Flowserve Corporation - Vice President and CFO

 I’m sorry, would— I couldn’t hear you

 Scott Graham - Bear Stearns - Analyst

 5-10% in the inventory turnover and DSO ratios? 5-10% improvement by the end of the year?

 Renee Hornbaker - Flowserve Corporation - Vice President and CFO

 Might be a bit high.

 Scott Graham - Bear Stearns - Analyst

 Okay. 0-5 maybe? Okay.

I guess lastly, you know, you alluded to this briefly in the press release. I think in the pumps division where your, you are fairly optimistic about the outlook because of productivity. Could you talk about productivity and what you guys are doing to your cost structure these days that, you know, you don’t necessarily announce or talk about because maybe it’s a bunch of small things, but could you tell us what some of your operational excellence goals are this year?

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Well, a lot of them, Scott, are going— you’re going to see resulting in shortening cycle time and our ontime deliveries and those tend to help us generate better sales at higher margins. I mean those are the key type of thing that we really want to first and foremost to get them in line with our seal business which allows them to sell a premium, but in addition, we continue to shed jobs. Renee, I think mentioned within the quarter there was about 1.2 million of redundancy costs and those are as we continue to take out costs we have from charges. Now, as we said in the past, going forward, we’ll take those, we take those hits when they occur. They won’t be called special items. So we continue to reduce the number of people required per dollar of sales. And in addition, you have on the supply chain side we’re moving, we’re moving to low cost sources for our materials and our parts and that would be an additional factor.

 Scott Graham - Bear Stearns - Analyst

 Okay. Thank you.

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Mm-hmm.

Operator

 Thank you. Our next question comes from Wendy Caplin and it’s a follow-up question. Please go ahead.

 Wendy Caplan - Wachovia Securities - Analyst

 Thank you. Renee, I have another working capital question.

 Renee Hornbaker - Flowserve Corporation - Vice President and CFO

 Sure.

 Wendy Caplan - Wachovia Securities - Analyst

 You’ve been talking for the past couple years about getting primary working capital down to 15 cents for every sales dollar. I think the goal, I have a presentation you did couple years ago that has a goal of 2006 for that. Should we— you’re almost double that at this point. Is that goal unrealistic at this date and when should we expect— I guess what do you expect— where do you expect to be in terms of primary working capitol by the end of ‘04 and where would that 15% come into, come to pass?

 Renee Hornbaker - Flowserve Corporation - Vice President and CFO

 Those are tough questions, Wendy. We expect to continue to make improvement on primary working capital. I will admit that our improvement, while it’s been pretty good on the accounts receivable side, has not been what we would have wanted on the inventory side, and that’s the area that’s getting a lot of, continues to get a lot of focus and that’s why in response to Scott’s question, I had indicated that that’s going to be a key area for us this year. I would expect that as we look at the goals that we’ve set out for 2006, the 15%, I would say that’s probably a bit optimistic given where we are at this point in time. I don’t, I don’t really have a good estimate at this point for the end of 2004. We’re continuing to look at that. It’s embedded our working capital numbers, but I don’t have that right at my fingertips at this point in time. I would say that we’re expected to continue to improve it, but it’s not going to be anywhere year— nearby 2006, I don’t think it’s going to be at the 15% level. I don’t know, Scott, if you have anything you want to add to that.

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 I would point out, Wendy, in this quarter, there was also some big projects that didn’t go out the door yet that actually cause inventory to not reduce as much as we had thought, although turns looked good. So we’re going— it’s running pretty high in this first quarter and actually first quarter often times it’s a much higher number than you’re going to see in the fourth quarter.

 Wendy Caplan - Wachovia Securities - Analyst

 Okay. And one last question, I don’t think anyone asked about acquisitions. How are you thinking about them at this point?

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Right now, we’re very much focused on— we want all of our businesses executing so that when we do do acquisitions, we can much more easily integrate them into processes that are driving our core strategies. So in many respects, we’re not active in acquisitions. We did do one in Australia, but that was a licensee and we would only be looking at small ones. We really, we’re really more focus order getting customer satisfaction in all of our businesses up.

 Wendy Caplan - Wachovia Securities - Analyst

 Thank you very much.

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 You’re welcome.

Operator

 Our next question comes from Stewart Blickman with Standard and Poors Equity and Research. Please go ahead.

 Stewart Blickman - Standard and Poors Equity and Research - Analyst

 Good morning, everyone.

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Good morning, Stewart.

 Stewart Blickman - Standard and Poors Equity and Research - Analyst

 Scott, I have a quick question for you. You mentioned earlier that business in the chemical side had increased, bookings-wise. I guess I was a little bit curious about that because given the way that oil and natural gas prices behaved in the first quarter, so you could provide a little more detail on where you’re seeing growth on the chemical side.

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 All right. Some of that in the first quarter, there were some projects that go into China, but it also— also there was a slight improvement in MRO spending in U.S. chemicals. And the project was enough to offset where we actually saw weaker chemical spend Germany and the UK and one quarter does not give you necessarily a whole trend, but the United States, it was encouraging. Since the U.S. is where we had seen the constant quarter after quarter decline this in spending on chemical products.

 Stewart Blickman - Standard and Poors Equity and Research - Analyst

 Okay, and just as a follow-up, how would you compare chemical spending in the U.S. to, you know, say the last couple of sequential quarters?

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 It looks better. We had been seeing pretty much negative growth in our chemical, particularly in the U.S..

 Stewart Blickman - Standard and Poors Equity and Research - Analyst

 Okay. Thanks a lot, guys.

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 You’re welcome.

Operator

 Next question is a follow-up question from Andrea Wirth. Please go ahead.

 Andrea Wirth - Robert W. Baird - Analyst

 Real quickly on the April orders that you saw, were there any large projects in there or anything in particular that may have inflated that number a bit?

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 There was no extraordinary project. There were projects. Of course there’s always projects in there, but there was not one that caused the significant improvement.

 Andrea Wirth - Robert W. Baird - Analyst

 Okay. Good. Good. And I—

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Andrea, it looked like all parts of our business have— every division was up in the month too.

 Andrea Wirth - Robert W. Baird - Analyst

 Every division, okay. Okay. I understand that, you know, you had several money-losing contracts that you were shipping last year.

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Mm-hmm.

 Andrea Wirth - Robert W. Baird - Analyst

 I’m just wondering if there is any left this year and if you could kind of give us an idea the incremental dollars you’ll be saving from not having those money-losing contracts shipping this year.

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Well, you know, large extent, if you look at where your guidance is, lot of that is really because of that. Not only do we have contracts that have better margins when we take them, but we’re also expecting to execute better on them. So if you look at our—

right now where our guidance is, I would say 80% of that guidance improvement is because we expect to execute better on and have better backlogs.

 Andrea Wirth - Robert W. Baird - Analyst

 Okay. All right. Fair enough.

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Um-hmm.

Operator

 Our next question is a follow-up question from Jerome Land. Please go ahead.

 Jerome Land - Mill Brook Capital - Analyst

 Hi. What is the full year interest expense assumption that goes into your guidance?

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 That’s 37.4%

 Renee Hornbaker - Flowserve Corporation - Vice President and CFO

 No, that’s tax rate. Interest expense—

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Oh, interest expense, yeah.

 Renee Hornbaker - Flowserve Corporation - Vice President and CFO

 Full year interest expense that goes into our guidance, I think we had indicated before it was around 80,000—80 million a year on a full-year basis.

 Jerome Land - Mill Brook Capital - Analyst

 Okay. And—

 Renee Hornbaker - Flowserve Corporation - Vice President and CFO

 And then as debt reduces during the year, we’re expecting rates to go up. So that kind of offsets, one offsets the benefit of the paydown.

 Jerome Land - Mill Brook Capital - Analyst

 Sure, I understand. And can you comment on progress in your complete system sales initiatives.

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Complete systems— well, the progress we talk about end user with pump, that, we’re talking about end user, that’s right at the plant level, and that is— that was the initiative, I mean that’s the amount that we just talked about in the call. I’m not sure— you’re mixing something up, I think. Systems selling?

 Jerome Land - Mill Brook Capital - Analyst

 Yeah.

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 All of our OE business tends to often times as a full system and when we look at pumps, but the one we were highlighting was the end user sales.

 Jerome Land - Mill Brook Capital - Analyst

 Yeah, I understand. I was asking about the initiative I thought you were pursuing currently where you’re attempting to sell valves, pumps, seals.

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Oh, oh, oh. Oh, no, the whole— one-stop shopping project.

 Jerome Land - Mill Brook Capital - Analyst

 What did you use for that?

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Excuse me?

 Jerome Land - Mill Brook Capital - Analyst

 What do you call that so I know to ask about it intelligently.

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 It would be one-stop shopping on project business, I guess is the way to call it. On that, I would not say any of our bookings would have that as far as valves — they would have pump and seals though. We haven’t done anything with valves yet.

 Jerome Land - Mill Brook Capital - Analyst

 Okay, and when do you—

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 We continue to work with customers on it, but that part of the business model, we have not gotten any results yet.

 Jerome Land - Mill Brook Capital - Analyst

 Is that in 2004?

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Yes. The seal end, pump combined systems, yes. Some of those ship in 2004 and already are in booking.

 Jerome Land - Mill Brook Capital - Analyst

 The valves for ‘04 or ‘05?

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 We don’t have anything built into our guidance. That would all still be incremental, still working on that.

 Jerome Land - Mill Brook Capital - Analyst

 Great. Thank you.

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Now, I want to clear that may be the same project where valves get the business, but the specific thing is being able to bundle them together in one order. That’s what I’m saying is different.

 Jerome Land - Mill Brook Capital - Analyst

 Good. Thanks.

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Mm-hmm

Operator

 Thank you. Our next question comes from Charlie Bradley. Please state your company name followed by your question.

 Charlie Brady - Hibernia Southwest Capital - Analyst

 Charlie Brady, Hibernia Southwest Capital. I apologize if you answered this question already. I joined the call a bit late, but could you just talk about on the MRO business, in fact I’m sure you probably talked about it, is there any change in that going into the— now we’re pretty much two quarters— two months into the second quarter, has that changed around, spun around a bit, and if not, I guess what’s driving the lack of that business? Is it the fact that we’ve got energy prices so high and people don’t want to shut down to do the maintenance work or what’s going on there?

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 We have seen improvement in MRO business in our bookings. What— that is in bookings. It wasn’t probably— there was none in the first quarter in sales with the improvement because it was very skewed OE sales for the quarter. And the improvement I think has been somewhat tempered by a comment I made as far as refining. Even though refining sales are up, I think it’s still capped because many of the announced projects that— announced turn arounds, the actual spends are still not up to the level that the announced turn arounds have been and I think that’s due to the high spread that refinery, they really don’t— they want to limit how much maintenance work they are going to do, but we’re seeing it is up and spending was up in the U.S. And that’s the first time we had seen that.

 Charlie Brady - Hibernia Southwest Capital - Analyst

 What about on the chemical markets on MRO?

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 That was up as well, slightly in the U.S.. It was down in Europe, particularly — chemical business for us is mainly Germany and Britain, and the bookings there looked like they were down on chemical, that first quarter. I don’t know— I don’t know how in the big improvement in bookings in April, how it shows by industry.

 Charlie Brady - Hibernia Southwest Capital - Analyst

 Okay. So the bookings and MRO are up, and given that short lead time stuff, the second quarter sales for MRO business should be improved versus Q1, would that be a fair statement?

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Yes, yes.

 Charlie Brady - Hibernia Southwest Capital - Analyst

 On Germany specifically, is there any sign of life in there? Is it still pretty tough over there? Any pickup?

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Our business had held in— their level of MRO business in Germany has held in better during their cycle the last few years than the U.S. It was down a little bit in the, I’m thinking of the plants that ship a lot into the German chemical, it was down a little bit before in the first quarter, but it— I mean there is some life there. We continue to see some MRO spending.

 Charlie Brady - Hibernia Southwest Capital - Analyst

 Okay.

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 We’ll see how this quarter turns out. I don’t— we’re still not real gloomy— we’re not real gloomy about overall spending.

 Charlie Brady - Hibernia Southwest Capital - Analyst

 Okay. Then just switching gears on the nuclear business, I think you mentioned you were seeing some descent nuclear business. Is that— geographically, how is that split up? Is it U.S. with recertifications extensions or new projects going on in the Far East or some mix of that?

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 We’ve had — The shipments are still being effected by Far East projects because there is a huge project going on and we’ll still continue to see shipments this year from that. But the life that we’re seeing is continued extension, refurbishment of nuclear plants in North America and we see in the pipeline even some of that in Europe where our people are working, particularly the French nuclear plants, but what my comment was, we’re seeing it in the U.S. right now.

 Charlie Brady - Hibernia Southwest Capital - Analyst

 Okay. I’ll get back in the queue. Thanks.

Operator

 Thank you. Our next question is a follow-up question from John Luke. Please go ahead with your question.

 John Luke - RS Management - Analyst

 Hi. I’m just looking ahead to the second quarter in terms of overall operating performance, should we expect second quarter operating and EBITDA margins to be below that of the second quarter of ‘03 or is that where we hit the [inflection] point?

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Let me actually look. I think because we’ve got— I think as we’ve mentioned in our text, with some of these professional fees continuing to be up, in the second quarter, as well as we know there are some more redundancy, I would expect it’s probably in the second quarter down slightly at the operating level. And the inflection point is in third quarter.

 John Luke - RS Management - Analyst

 Okay. So even in that case too, if I would add back the professional fees and so forth, it should be— we should have comparable or slightly improved performance.

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Probably with professional fees and remember, incremental will increase for the year because of incremental incentive as well, but yes, you’ll have comparable

 John Luke - RS Management - Analyst

 Okay. Thank you.

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Mm-hmm.

Operator

 Thank you. Ladies and gentlemen, if you have an additional question, please press the star followed by the one. Once again, to ask a question, you will need to press the star followed by the one. If you’re using speaker equipment, you will need to lift the handset. At this time, we have no further questions. I would like to turn the conference back over for any concluding comments

 Scott Greer - Flowserve Corporation - Chairman, President and CEO

 Okay. Thank you, Jeff. This concludes today’s conference call. Remember, a replay of this call will be available today beginning at 1:00 p.m. Eastern through 11:00 p.m. Eastern Time on Sunday, June 27th. The access number is 800-405-2236. Outside the U.S., it’s 303-590-3000. The pass code for both is 581034 pound. You can also access a replay of this call today through your website at www.flowserve.com.

If you have any additional questions or need more information, my direct phone number is 972-443-6557. Now, on behalf of all of us at Flowserve, thanks for being with us today. We look forward to visiting with you again during our second quarter conference call this summer. Until then, good-bye and have a pleasant day.

Operator

 Ladies and gentlemen, this concludes Flowserve First Quarter Conference Call. At this time, you may now disconnect.

DISCLAIMER

CCBN reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES CCBN OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2004, CCBN, Inc. All Rights Reserved.